Resources Connection, Inc. Announces Planned Board Transition and Governance Updates

Dallas, May 5, 2026 — Resources Connection, Inc. (“RGP” or the “Company”) (Nasdaq: RGP), a global professional services firm, today announced planned changes to its Board of Directors and governance structure in connection with its 2026 Annual Meeting of Stockholders.

A. Robert Pisano, Chair of the Board, has informed the Board of his intention to retire and resign from his roles as a director and as Chair, effective as of the Company’s 2026 Annual Meeting of Stockholders, one year prior to the completion of his current three-year term. In addition, Robert Kistinger has notified the Company that he will retire from the Board pursuant to the Board’s mandatory retirement policy and will not stand for reelection at the 2026 Annual Meeting of Stockholders. Mr. Kistinger will continue to serve as a director through the end of his current term.

In connection with these retirements, the Board has approved a reduction in its size from eight members to six members, effective immediately prior to the 2026 Annual Meeting of Stockholders.

The Board appointed current Board member and the Company’s Chief Executive Officer, Roger Carlile, to serve as Chair of the Board effective upon Mr. Pisano’s retirement. Additionally, the Board designated Susan Collyns, a current independent board member, to serve in the role of Lead Independent Director effective at the 2026 Annual Meeting of Stockholders. These appointments are part of the Board’s ongoing commitment to strong Board leadership and will facilitate a seamless leadership transition.

“On behalf of the Board and the Company, we thank Bob Pisano and Bob Kistinger for their leadership, dedicated service and meaningful contributions to RGP,” said Roger Carlile, CEO. “Bob Pisano has provided steady leadership as Chair and helped guide the Company through important periods of evolution, while Bob Kistinger has brought valuable insight, sound judgment and meaningful contributions to the Board’s work. We are deeply appreciative of the time, perspective and stewardship each has devoted to RGP. These planned changes reflect a thoughtful continuation of the Board’s refreshment actions, as well as strong governance, which help position the Company for future success.”

About Resources Connection, Inc.

RGP (Nasdaq: RGP) has been redefining professional services for 30 years by closing the gap between advice and execution. RGP combines the flexibility of on-demand talent, the rigor of consulting, and the accountability of managed services for faster impact, smarter investment, and lower risk. The firm partners with CFOs and other C-suite leaders across finance, digital transformation, data, and cloud — connecting advisory to execution at global scale.

Based in Dallas, Texas, with offices worldwide, RGP annually engages with more than 1,500 clients around the world from 40 physical practice offices and multiple virtual offices. As of January 2026, RGP is proud to have served 90% of the Fortune 100 and has been recognized by U.S. News & World Report (2025-2026 Best Companies to Work for) and Forbes (America’s Best Midsize Employers 2026, America’s Best Management Consulting Firms 2025, World’s Best Management Consulting Firms 2025).

Resources Connection, Inc. (RGP) is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Investor Contact:

Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:

Pat Burek, Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com